Exhibit 10.17

TO:	Brian Kelly
FROM:	Necdet Ergul
DATE:	June 30, 2016
RE:	Modification of Consulting Agreement

This memorandum is to confirm the following modifications to Mr. Kelly’s Consulting Agreement with Microphase Corporation (the “Company”) dated June 3, 2008 and extended through letters dated October 7, 2014 and August 10, 2015 (collectively referred to hereinafter as the “Consulting Agreement”).

Section 2(b) of the Consulting Agreement is deleted in its entirety and is replaced with the following:

(b)          In the event of a termination of the Consulting Agreement by the Company without “Cause” prior to the expiration date of the Consulting Agreement, the Company shall provide Mr. Kelly with an early termination fee in the amount of one hundred ninety-two thousand dollars ($192,000). Mr. Kelly shall be required to execute a general release and waiver of all claims in order to receive the early termination fee and such general release and waiver of all claims shall be provided to Mr. Kelly within ten (10) business days of his termination date. For purposes of the Consulting Agreement, the term “Cause” shall mean a finding by the Company’s Board of Directors that Mr. Kelly has: (i) Failed to perform his duties or Consultant’s bad faith in connection with the performance of his duties, following written notice from the Board, or its designee, detailing the specific acts and a thirty (30) day period of time to remedy such failure; (ii) Engaged in any misconduct, negligence, act of dishonesty, violence or threat of violence that is injurious to the Company; (iii) Engaged in any material breach of a written policy of the Company, which policy has been provided to Executive, or the existence of which Executive should reasonably have known, in connection with his employment, which breach is not remedied (if susceptible to remedy) following written notice by the Board, or its designee, detailing the specific breach and a thirty (30) day period of time to remedy such breach; (iv) Engaged in any material breach of this Agreement, which breach is not remedied (if susceptible to remedy) following written notice by the Board, or its designee, detailing the specific breach and a thirty (30) day period of time to remedy such breach; or (v) Been convicted of a felony or crime involving dishonesty or moral turpitude, or which reflects negatively upon the Company or impairs or impedes its operations.

A new Section 2(c) shall be added as follows:

(c)    Indemnification and D&O Insurance. The Company agrees to indemnify the Consultant to the maximum extent permitted by the Company’s Articles of Incorporation or Bylaws, including, providing to the Consultant, if applicable, any Directors or Officers Insurance Policy, in effect as of the Effective Date, or which becomes effective during the Term of this Agreement and/or any renewal or extension period thereafter, with such indemnification of the Consultant to be on terms determined by the Board, or any of its authorized Committees, but on terms no less favorable than provided to any Company executive, officer or director, and subject further to the terms of any separate written Indemnification Agreement.

The expiration of the Consulting Agreement of September 30, 2017 set forth in the Extension of Consulting Agreement dated August 10, 2015 shall be extended to July 1, 2019.

Aside from the modifications set forth above, the remaining terms and conditions of the Consulting Agreement shall remain in full force and effect.

ACCEPTED AND AGREED TO BY:

s/ Brian Kelly	7/16/16
Brian Kelly	Date

s/ Necdet Ergul	6/30/16
Necdet Ergul	Date
Chief Executive Officer on behalf of
Microphase Corporation

-2-